Exhibit 23(a)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference to Registration Statement No. 333-74415, 333-155587 and 333-158069 on Form S-8 of our report dated June 17, 2022, relating to the financial statements and supplemental schedule of the ITI 401(k) Plan, appearing in this Annual Report on Form 11-K of the ITI 401(k) Plan for the year ended December 31, 2021.

/s/ DELOITTE & TOUCHE LLP
Boston, Massachusetts
June 17, 2022